Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-249520, 333-259134, 333-265806, 333-272849, and 333-280046) and the Registration Statements on Form S-3 (Registration Nos. 333-284561, and 333-284562) of OpenWorld, Inc. (f/k/a VerifyMe, Inc.) of our report dated April 10, 2026, relating to the consolidated financial statements of Open World Ltd. included in the Current Report on Form 8 K/A of OpenWorld, Inc. filed with the Securities and Exchange Commission on October 13, 2026.

/s/ RSM Cayman Ltd.

Grand Cayman, Cayman Islands

October 13, 2026